Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of June 5, 2007, (this “Supplemental Indenture”), among Plains Resources Inc., a Delaware corporation (“Plains Resources”), PXP East Plateau LLC, a Delaware limited liability company (“East Plateau”), PXP Brush Creek LLC, a Delaware limited liability company (“Brush Creek”), PXP CV Pipeline LLC, a Delaware limited liability company (“CV Pipeline”), PXP Hell’s Gulch LLC, a Delaware limited liability company (“Hell’s Gulch”), and PXP Piceance LLC, a Delaware limited liability company (“Piceance” and, together with Plains Resources, East Plateau, Brush Creek, CV Pipeline and Hell’s Gulch, the “New Subsidiary Guarantors”), Plains Exploration & Production Company, a Delaware corporation (together with its successors and assigns, the “Company”), the subsidiary guarantors party hereto (the “Guarantors”), and Wells Fargo Bank, N.A., a nationally chartered association, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of March 13, 2007, as supplemented by a First Supplemental Indenture, dated as of March 13, 2007 (as amended, supplemented, waived or otherwise modified through the date hereof, the “Indenture”), providing for the issuance of 7% Senior Notes due 2017 of the Company (the “Notes”);

WHEREAS, Section 10.17 of the Indenture provides that if any Domestic Restricted Subsidiary that is not a Guarantor is or becomes obligated under any Indebtedness pursuant to a Guarantee of Indebtedness of the Company or any Guarantor (other than the Notes), and the maximum principal amount of Indebtedness of such Domestic Restricted Subsidiary under such Guarantee exceeds $10.0 million, the Company shall cause that Domestic Restricted Subsidiary to Guarantee the Notes and become a Guarantor, pursuant to the Subsidiary Guarantee provisions of the Indenture, by executing a supplemental indenture and delivering it to the Trustee within 30 days after the date on which such Domestic Restricted Subsidiary Guaranteed such Indebtedness of the Company or a Guarantor; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Guarantors and the Company are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any holder if the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms used, but not otherwise defined herein are used herein as defined in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound

SECTION 2.1 Agreement to be Bound. Each of the New Subsidiary Guarantors hereby becomes a party to the Indenture, as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. Each of the New Subsidiary Guarantors agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.3 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes with respect to the Notes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.5 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.6 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

THE COMPANY:

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Executive Vice President & Chief Financial Officer

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THE GUARANTORS:

ARGUELLO INC.
BROWN PXP PROPERTIES, LLC
NUEVO GHANA INC.
NUEVO INTERNATIONAL INC.
NUEVO OFFSHORE COMPANY
NUEVO RESOURCES INC.
PACIFIC INTERSTATE OFFSHORE COMPANY
PLAINS ACQUISITION CORPORATION
PLAINS LOUISIANA INC.
PLAINS RESOURCES INERNATIONAL INC.
PXP GULF COAST INC.
PXP LOUISIANA L.L.C.
By:	Plains Louisiana Inc., its sole member
PXP PERMIAN INC.
PXP TEXAS INC.
PXP TEXAS LIMITED PARTNERSHIP
By:	PXP Texas Inc., its general partner

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Vice President & Treasurer

PXP DEEPWATER L.L.C.
	By:	Plains Exploration & Production Company, its sole member

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Executive Vice President & Chief Financial Officer

Second Supplemental Indenture Signature Page

THE NEW SUBSIDIARY GUARANTORS:

PLAINS RESOURCES INC.
PXP BRUSH CREEK LLC
	By:	Plains Resources Inc., its sole member
PXP CV PIPELINE LLC
	By:	Plains Resources Inc., its sole member
PXP EAST PLATEAU LLC
	By:	Plains Resources Inc., its sole member
PXP HELL’S GULCH LLC
	By:	Plains Resources Inc., its sole member
PXP PICEANCE LLC
	By:	Plains Resources Inc., its sole member

By:	/s/ Winston M. Talbert
Name:	Winston M. Talbert
Title:	Vice President & Treasurer

Second Supplemental Indenture Signature Page

THE TRUSTEE:

WELLS FARGO BANK. N.A.

By:	/s/ Patrick Giordano
Name: Patrick Giordano Title: Vice President

Second Supplemental Indenture Signature Page